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                                   Exhibit 4.2

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                        ANCHOR PACIFIC UNDERWRITERS, INC.

                       NONSTATUTORY STOCK OPTION AGREEMENT

     Anchor Pacific Underwriters, Inc., a Delaware corporation (the "Company"), has granted to ___________________________ (the "Optionee"), an option (the "Option") to purchase a total of ______________ shares of Common Stock, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Anchor Pacific Underwriters, Inc. 1994 Stock Option Plan (the "Plan"). The terms defined in the Plan shall have the same defined meanings herein.

     1. NATURE OF THE OPTION. This Option is intended by the Company and the Optionee to be a nonstatutory stock option and does not qualify for any special tax benefits to the Optionee. This option is NOT an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2. EXERCISE PRICE. The exercise price is $__________ for each share of Common Stock, which price is not less than [85% of] the fair market value per share of the Common Stock on the date of grant.

     3. EXERCISE OF OPTION. This Option shall be exercisable during its term in accordance with the provisions of Section 6 of the Plan as follows:

          (a)  RIGHT TO EXERCISE.

               (i) This Option shall vest cumulatively from the date of grant of the Option, exercisable during a period of ____ months after the date of grant as follows: ______% of the Shares subject to the Option shall be vested on the first anniversary of the date of grant, and an additional _____% of the Shares subject to the Option shall vest on each anniversary of the date of grant thereafter. [insert other vesting provisions as determined by the committee, not less than 20% per year over a five year term.]

               (ii) This Option may not be exercised for less than ten shares nor for a fraction of a share.

               (iii) In the event of Optionee's death, disability or other termination of employment, the exercisability of the Option is governed by Sections 5, 6, 7 and 8 below.

          (b) METHOD OF EXERCISE. This Option shall be exercisable by written notice which shall state the election to exercise the Option and the number of shares in respect of which the Option is being exercised. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company.

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     No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or inter-dealer quotation system upon which the Shares may then be listed or quoted. Assuming such compliance, the shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such shares. An Optionee shall have no rights as a shareholder of the Company with respect to any shares until the issuance of a stock certificate to the Optionee for such shares.

     4. METHOD OF PAYMENT. Payment of the exercise price shall be by cash, certified check, official bank check, or by the delivery of previously owned shares of the Company's Common Stock held for at least six months [or such other period as the Committee may require] and with a fair market value on the date of surrender equal to the exercise price. In addition, the Optionee may exercise the Option by delivering to the Company, together with the exercise notice, (i) a copy of irrevocable written instructions provided by the Optionee to a designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such purchase and (ii) written instructions to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

     5. TERMINATION OF STATUS AS AN EMPLOYEE FOR ANY REASON OTHER THAN DEATH, DISABILITY OR CAUSE. If an Optionee ceases to serve as an Employee, he may, but only within three months [or such longer period as the Committee may determine at the date of grant or during the term of the Option] after the date he ceases to be an Employee of the Company, exercise this Option to the extent that the Option was vested as of the date of such termination; provided that in no event is the date of exercise beyond expiration of the Option. To the extent that the Option was not vested as of the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

     6. TERMINATION OF STATUS AS AN EMPLOYEE FOR CAUSE. If an Optionee's status as an Employee is terminated for Cause, as provided in Section 6(d) of the Plan, this Option shall terminate on the thirtieth day after the date of termination of employment. "Cause" may consist of an act of embezzlement; fraud; dishonesty; breach of fiduciary duty to the Company; deliberate disregard of the rules of the Company which result in loss, damage or injury to the Company; the unauthorized disclosure of any of the secrets or confidential information of the Company; the inducement of any

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client or customer of the Company to break any contract with the Company or the inducement of any principal for whom the Company acts as agent to terminate such agency relations; or engagement in any conduct which constitutes unfair competition with the Company.

     7. DISABILITY OF OPTIONEE. Notwithstanding the provisions of Section 5 above, if Optionee is unable to continue his employment with the Company as a result of his disability (as defined below), he may, within 12 months [or such longer period as the Committee may determine at the date of grant or during the term of the Option] from the date of termination of employment, exercise his Option to the extent the Option was vested as of the date of such termination; provided that in no event is the date of exercise beyond expiration of the Option. To the extent that the Option was not vested as of the date of termination, or if he does not exercise such Option within the time specified herein, the Option shall terminate. For purposes of this provision, "disability" shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Board of Directors or the Committee on the basis of such medical evidence as the Board of Directors or Committee deems warranted under the circumstances.

     8. DEATH OF OPTIONEE. In the event of the death of Optionee while Optionee is an Employee, the Option may be exercised, at any time within 12 months [or such longer period as the Committee may determine at the date of grant or during the term of the Option] following the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Option was vested as of the date of death; provided that in no event is the date of exercise beyond expiration of the Option.

     9. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     10. TERM OF OPTION. Subject to earlier termination as provided in the Plan, this Option shall terminate_____ years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     11. TAXATION UPON EXERCISE OF OPTION. Optionee understands that upon exercise of this Option, he will generally recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price.

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The Company will be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option. [The Optionee may elect to pay such tax by (i) requesting the Company to withhold a sufficient number of shares from the shares otherwise due upon exercise or (ii) by delivering a sufficient number of shares of the Company's Common Stock which have been previously held by the Optionee for such period of time as the Committee may require. The aggregate value of the shares withheld or delivered, as determined by the Committee must be sufficient to satisfy all such applicable taxes, except as otherwise permitted by the Committee. If the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Optionee's election must be made in compliance with rules and procedures established by the Committee.]


DATE OF GRANT:  __________________, 199_

                              Anchor Pacific Underwriters, Inc.


                              By:  _____________________________
                                   _________________, Duly
                                   Authorized on Behalf of
                                   Anchor Pacific Underwriters, Inc.

       Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under the Plan.

     Dated: ____________________


                                   _____________________________
                                   Optionee

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